Exhibit 99.1

Shake Shack Announces Third Quarter 2019 Financial Results
- Total Revenue Grew 31.9% to $157.8 Million -
- Same-Shack Sales Increased 2.0% -
- System-wide Year-Over-Year Unit Growth of 35% -

NEW YORK, NY (Business Wire) — November 4, 2019 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the third quarter ended September 25, 2019, a period that included 13 weeks.
Financial Highlights for the Third Quarter 2019 compared to the Third Quarter 2018:

▪	Total revenue increased 31.9% to $157.8 million.

▪	Shack sales increased 31.5% to $152.4 million.

▪	Same-Shack sales increased 2.0%.

▪	Licensed revenue increased 43.3% to $5.4 million.

▪	Shack system-wide sales increased 35.0% to $239.1 million.

▪
Operating income was $8.2 million, or 5.2% of total revenue, which included the impact of costs associated with the Company's enterprise-wide system upgrade implementation, Project Concrete, and other one-time items totaling $1.4 million, resulting in a decrease of 12.6%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 17.4% to $35.1 million, or 23.1% of Shack sales.

▪	Net income was $11.4 million and adjusted EBITDA*, a non-GAAP measure, increased 9.1% to $23.3 million.

▪
Net income attributable to Shake Shack Inc. was $10.3 million and adjusted pro forma net income*, a non-GAAP measure, increased $2.2 million to $10.0 million, or $0.26 per fully exchanged and diluted share.

▪	Seventeen net system-wide Shack openings, comprised of 11 domestic company-operated Shacks and six net licensed Shacks.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We're pleased to report total revenue grew nearly 32% and the team delivered another quarter of positive Same-Shack sales of 2%, continuing to drive positive traffic of 1.2%. Based on our results to date, we are raising our 2019 revenue guidance, including our licensing revenue guidance."

Garutti concluded, “This has been the biggest development year in Shack history as we’ve grown our presence around the country and internationally in the new markets of Mainland China, Singapore, the Philippines and Mexico. In 2020, we will continue to expand even further within key domestic and international markets. Overall, we continue to execute this year’s plan while gearing up for the key strategic initiatives of 2020. We’ll be focused more than ever on putting our people first, simplifying and supporting our operations, and enhancing our winning guest experience."

Development Highlights
During the quarter, the Company opened 11 domestic company-operated Shacks, including its launch in the new markets of Louisiana, Kansas and Utah, as well as further expanding in New Jersey, Michigan, Florida and Texas. Additionally, the Company opened six net international licensed Shacks, which included its first Shack in Mexico City, its third Shack in Osaka, Japan, and its first in Busan, the second largest city in South Korea.

Location	Type	Opening Date
Mexico City, Mexico — Reforma	International Licensed	June 27
Houston, TX — Downtown Houston	Domestic Company-Operated	June 29
Miami, FL — Mary Brickell Village	Domestic Company-Operated	July 3
Al Farwaniyah, Kuwait — Kuwait International Airport, Terminal 4	International Licensed	July 4
Busan, South Korea — Busan	International Licensed	July 11
Ann Harbor, MI — Ann Harbor	Domestic Company-Operated	July 15
Metairie, LA — Metairie	Domestic Company-Operated	July 19
Sandy, UT — The School Yard	Domestic Company-Operated	August 3
Eatontown, NJ — Eatontown	Domestic Company-Operated	August 17
Cary, NC — Waverly Place	Domestic Company-Operated	August 21
Leawood, KS — Leawood	Domestic Company-Operated	August 22
Seoul, South Korea — Gran Seoul	International Licensed	August 29
Abu Dhabi, UAE — The Galleria Al Maryah Island	International Licensed	September 4
Columbus, OH — Short North	Domestic Company-Operated	September 4
Kirkland, WA — Kirkland	Domestic Company-Operated	September 7
Osaka, Japan — Shinsaibashi	International Licensed	September 20
Cherry Hill, NJ — Cherry Hill	Domestic Company-Operated	September 21
Subsequent to the end of the quarter, the Company opened five domestic company operated Shacks and five licensed Shacks, including a second Shack in Shanghai and a third Shack in Hong Kong, as well as the Company's first airport location in the United Kingdom, at London's Gatwick Airport.
Third Quarter 2019 Review
Total revenue, which includes Shack sales and licensing revenue, increased 31.9% to $157.8 million in the third quarter of 2019, from $119.6 million in the third quarter of 2018. Shack sales for the third quarter of 2019 were $152.4 million compared to $115.9 million in the same quarter last year, an increase of $36.5 million, or 31.5%, due primarily to the opening of 44 new domestic company-operated Shacks between the third quarter of 2018 and the third quarter of 2019, as well as same-Shack sales growth. Licensing revenue for the third quarter was $5.4 million, an increase of 43.3% from $3.8 million in the same quarter last year, due primarily to the opening of 22 net new licensed Shacks and the strong performance of Shacks that opened in new markets earlier this year.
Same-Shack sales increased 2.0% for the third quarter of 2019 versus a decrease of 0.7% in the third quarter last year. The increase in same-Shack sales consisted of a 1.2% increase in guest traffic and a combined increase of 0.8% in price and sales mix. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the third quarter of 2019, the comparable Shack base included 79 Shacks versus 54 Shacks for the third quarter of 2018.
Average weekly sales for domestic company-operated Shacks decreased to $80,000 for the third quarter of 2019 compared to $86,000 for the same quarter last year, due to the addition of newer Shacks at a broader range of average unit volumes.
Operating income decreased to $8.2 million for the third quarter of 2019 from $9.3 million in the same quarter last year. Operating income margins decreased 260 basis points to 5.2%. These decreases included a number of one-time charges and costs related to Project Concrete totaling $1.4 million. Shack-level operating profit, a non-GAAP measure, increased 17.4% to $35.1 million for the third quarter of 2019 from $29.9 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 270 basis points, from the prior year quarter, to 23.1%, primarily due to the following:

•
Increases in food and paper costs driven by (i) higher food costs associated with Chick'n Bites since its nationwide roll-out at the beginning of the year; (ii) some slight commodity inflation with dairy and beef; and (iii) an increase in paper costs, as a direct result of digital sales mix, which comes with additional packaging.

•
Increases in labor and related expenses driven by inflation and availability of labor across the country and regulatory factors, such as the Fair Workweek legislation, as well as higher labor costs from newly opened Shacks, which typically open with higher staffing costs.

•	Other operating expense increases attributed to increased Shack-level marketing activity, investment in in-Shack technology infrastructure and repair and maintenance expenses.

•	Increases in occupancy and related expenses driven by the adoption of the new lease accounting standard that went into effect at the beginning of this fiscal year.
A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $17.1 million for the third quarter of 2019 from $13.2 million in the same quarter last year, driven by the Company's significant growth to date, paired with ongoing investment for future growth. In addition, the Company set up its first international office in Hong Kong to support its licensed business in Asia. The Company also incurred costs of $1.4 million related to Project Concrete and other one-time costs during the quarter. As a percentage of total revenue, general and administrative expenses decreased to 10.8% for the third quarter of 2019 from 11.0% in the third quarter last year.
Net income was $11.4 million, or 7.2% of total revenue, for the third quarter of 2019, compared to $6.9 million, or 5.8% of total revenue, for the same period last year. Net income attributable to Shake Shack Inc. was $10.3 million, or 6.6% of total revenue, for the third quarter of 2019, compared to $5.0 million, or 4.2% of total revenue, for the same period last year. Earnings per diluted share was $0.31 for the third quarter of 2019 compared to $0.17 for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 9.1% to $23.3 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 300 basis points to 14.8% compared to 17.8% for the year ago period. This decrease was primarily due to the aforementioned items within Shack-level operating profit, as well as the Company's significant growth to date and investment across the business. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, increased 27.5% to $10.0 million, or $0.26 per fully exchanged and diluted share during the third quarter of 2019, compared to $7.9 million, or $0.21 per fully exchanged and diluted share during the third quarter of 2018. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Updated 2019 Outlook
These forward-looking projections are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of the Company's Form 10-K for the fiscal year ended December 26, 2018 under the heading “Risk Factors.” These forward-looking projections should be reviewed in conjunction with the consolidated financial statements and the section titled “Trends in Our Business” which forms the basis of our assumptions used to prepare these forward-looking projections. You should not attribute undue certainty to these projections and we undertake no obligation to revise or update any forward-looking information, except as required by law.

For the fiscal year ending December 25, 2019, the Company has revised its financial outlook to the following with changes from the previous outlook in bold:

	Current Outlook	Previous Outlook
Total revenue (inclusive of licensing revenue)	$592 million to $597 million	$585 million to $590 million
Licensing revenue	$18.0 million to $18.5 million	$16 million to $17 million
Same-Shack sales growth (%)(1)	approximately 1.5%	approximately 2%
Domestic company-operated Shack openings	38 to 40	38 to 40
Licensed Shack openings, net	24 to 28	18 to 20
Average annual sales volume for domestic company-operated Shacks	approximately $4.1 million	$4.0 million to $4.1 million
Shack-level operating profit margin (%)(2)(3)	22.0% to 22.5%	approximately 23.0%
Total general and administrative expenses	$67 million to $68 million	$66.4 million to $68.2 million
Core general and administrative	$57.5 million to $58.5 million	$56 million to $57 million
Equity-based compensation	approximately $7.5 million	$7.4 million to $7.7 million
Costs related to Project Concrete	approximately $2 million	$3.0 million to $3.5 million
Project Concrete capitalized costs	$5.5 million to $6.0 million	$4.5 million to $5.0 million
Depreciation expense	$41 million to $42 million	$41 million to $42 million
Pre-opening costs	$13 million to $14 million	$13 million to $14 million
Interest expense	$0.45 million to $0.5 million	$0.3 million to $0.4 million
Adjusted pro forma effective tax rate (%)(4)	26.5% to 27.5%	26.5% to 27.5%

(1)	Includes approximately 1.5% of menu price increases taken in December 2018.
(2) Includes approximately 50 basis points of negative impact from the adoption of the new lease accounting standard.

(3)
Shack-level operating profit margin is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, operating income, has not been provided as we cannot project certain reconciling items, such as gains or losses on disposal of property and equipment, without unreasonable effort given the uncertainty around the timing and amount of such gains or losses. Losses on disposal of property and equipment were less than $1 million for each of the fiscal years 2018, 2017 and 2016.

(4)
Adjusted pro forma effective tax rate is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, income tax expense, has not been provided as we cannot project income tax expense without unreasonable effort due to our inability to predict changes in our ownership interest in SSE Holdings, LLC resulting from redemptions of LLC Interests by non-controlling interest holders and equity-based award activity. Income tax expense for fiscal years 2018, 2017 and 2016 was $8.9 million, $151.4 million and $6.4 million, respectively.

Preliminary 2020 Outlook
For the fiscal year ending December 30, 2020, the Company is providing the following preliminary outlook:

•	Between 40 and 42 new domestic company operated Shacks to be opened in fiscal 2020.

•	Between 20 and 25, net new licensed Shacks to be opened in fiscal 2020.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2019 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until November 11, 2019 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13694176.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.
"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, amortization of cloud-based software implementation assets, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, amortization of cloud-based software implementation assets, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 250 locations in 30 U.S. States and the District of Columbia, including more than 85 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Mei Kuo, Shake Shack
(646) 747-0540
mkuo@shakeshack.com

Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2019 and fiscal 2020, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2018, filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 25 2019		September 26 2018		September 25 2019		September 26 2018
Shack sales	$152,366	96.6%	$115,882	96.9%	$428,811	96.8%	$324,869	97.0%
Licensing revenue	5,396	3.4%	3,765	3.1%	14,273	3.2%	10,176	3.0%
TOTAL REVENUE	157,762	100.0%	119,647	100.0%	443,084	100.0%	335,045	100.0%
Shack-level operating expenses(1):
Food and paper costs	44,159	29.0%	32,703	28.2%	125,049	29.2%	91,336	28.1%
Labor and related expenses	41,601	27.3%	31,232	27.0%	118,891	27.7%	87,651	27.0%
Other operating expenses	18,947	12.4%	13,496	11.6%	51,270	12.0%	36,536	11.2%
Occupancy and related expenses	12,537	8.2%	8,545	7.4%	35,309	8.2%	23,621	7.3%
General and administrative expenses	17,090	10.8%	13,151	11.0%	46,420	10.5%	37,547	11.2%
Depreciation expense	10,474	6.6%	7,439	6.2%	29,239	6.6%	20,905	6.2%
Pre-opening costs	4,487	2.8%	3,581	3.0%	10,678	2.4%	8,031	2.4%
Loss on disposal of property and equipment	303	0.2%	157	0.1%	1,031	0.2%	543	0.2%
TOTAL EXPENSES	149,598	94.8%	110,304	92.2%	417,887	94.3%	306,170	91.4%
OPERATING INCOME	8,164	5.2%	9,343	7.8%	25,197	5.7%	28,875	8.6%
Other income, net	248	0.2%	436	0.4%	1,259	0.3%	1,070	0.3%
Interest expense	(133)	(0.1)%	(592)	(0.5)%	(302)	(0.1)%	(1,770)	(0.5)%
INCOME BEFORE INCOME TAXES	8,279	5.2%	9,187	7.7%	26,154	5.9%	28,175	8.4%
Income tax expense (benefit)	(3,144)	(2.0)%	2,241	1.9%	(47)	—%	5,679	1.7%
NET INCOME	11,423	7.2%	6,946	5.8%	26,201	5.9%	22,496	6.7%
Less: net income attributable to non-controlling interests	1,079	0.7%	1,921	1.6%	4,281	1.0%	6,359	1.9%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$10,344	6.6%	$5,025	4.2%	$21,920	4.9%	$16,137	4.8%

Earnings per share of Class A common stock:
Basic	$0.32		$0.17		$0.72		$0.58
Diluted	$0.31		$0.17		$0.70		$0.56
Weighted-average shares of Class A common stock outstanding:
Basic	31,961		28,954		30,549		27,930
Diluted	32,916		29,883		31,441		28,820

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	September 25 2019	December 26 2018
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$44,505	$24,750
Marketable securities	$36,336	$62,113
Total assets(1)	$963,272	$610,532
Total liabilities(1)	$644,977	$337,077
Total equity	$318,295	$273,455

(1) The increases in total assets and liabilities reflects the impact of the new lease accounting standard that was adopted on December 27, 2018 and includes approximately $285.0 million of lease assets and $347.7 million of lease liabilities as of the period ended September 25, 2019.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 25 2019	September 26 2018	September 25 2019	September 26 2018
SELECTED OPERATING DATA:
Same-Shack sales growth	2.0%	(0.7)%	3.0%	0.6%
Shacks in the comparable base	79	54	79	54

Shack system-wide sales(1)	$239,069	$177,138	$660,199	$492,987

Average weekly sales
Domestic company-operated	$80	$86	$81	$86

Shack-level operating profit(2)	$35,122	$29,906	$98,292	$85,725
Shack-level operating profit margin(2)	23.1%	25.8%	22.9%	26.4%

Adjusted EBITDA(2)	$23,282	$21,349	$67,042	$59,389
Adjusted EBITDA margin(2)	14.8%	17.8%	15.1%	17.7%

Capital expenditures	$24,906	$23,780	$80,904	$60,144

Shack counts (at end of period):
System-wide	254	188	254	188
Domestic company-operated	151	107	151	107
Domestic licensed	17	11	17	11
International licensed	86	70	86	70

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 25 2019	September 26 2018	September 25 2019	September 26 2018
Operating income	$8,164	$9,343	$25,197	$28,875
Less:
Licensing revenue	5,396	3,765	14,273	10,176
Add:
General and administrative expenses	17,090	13,151	46,420	37,547
Depreciation expense	10,474	7,439	29,239	20,905
Pre-opening costs	4,487	3,581	10,678	8,031
Loss on disposal of property and equipment	303	157	1,031	543
Shack-level operating profit	$35,122	$29,906	$98,292	$85,725

Total revenue	$157,762	$119,647	$443,084	$335,045
Less: licensing revenue	5,396	3,765	14,273	10,176
Shack sales	$152,366	$115,882	$428,811	$324,869

Shack-level operating profit margin	23.1%	25.8%	22.9%	26.4%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, losses on the disposal of property and equipment, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	September 25 2019	September 26 2018	September 25 2019	September 26 2018
Net income	$11,423	$6,946	$26,201	$22,496
Depreciation expense	10,474	7,439	29,239	20,905
Interest expense, net	133	591	302	1,762
Income tax expense	(3,144)	2,241	(47)	5,679
EBITDA	18,886	17,217	55,695	50,842

Equity-based compensation	1,884	1,636	5,839	4,376
Amortization of cloud-based software implementation costs(1)	107	—	107	—
Deferred lease costs(2)	743	813	2,043	521
Loss on disposal of property and equipment	303	157	1,031	543
Other income related to adjustment of liabilities under tax receivable agreement	—	—	(14)	—
Executive transition costs(3)	—	32	126	280
Project Concrete(4)	1,346	292	2,031	608
Costs related to relocation of Home Office(5)	—	2	—	1,019
Hong Kong office(6)	13	—	184	—
Legal Settlement(7)	—	1,200	—	1,200
ADJUSTED EBITDA	$23,282	$21,349	$67,042	$59,389

Adjusted EBITDA margin(8)	14.8%	17.8%	15.1%	17.7%

(1)	Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within general and administrative expenses.

(2)
Reflects the extent to which lease expense is greater than or less than cash lease payments. As a result of adoption of the new lease accounting standard on December 27, 2018, these lease costs may also include certain additional lease components, such as common area maintenance costs and property taxes, that were previously not included in lease expense for prior periods.

(3)	Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(4) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(5) Costs incurred in connection with the Company's relocation to a new Home Office.

(6)	Represents costs associated with establishing the Company's first international office in Hong Kong.
(7) Expense incurred to establish an accrual related to the settlement of a legal matter.
(8) Calculated as a percentage of total revenue, which was $157,762 and $443,084 for the thirteen and thirty-nine weeks ended September 25, 2019, respectively, and $119,647 and $335,045 for the thirteen and thirty-nine weeks ended September 26, 2018, respectively.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 25 2019	September 26 2018	September 25 2019	September 26 2018
Numerator:
Net income attributable to Shake Shack Inc.	10,344	5,025	21,920	16,137
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,079	1,921	4,281	6,359
Executive transition costs(2)	—	32	126	280
Project Concrete(3)	1,346	292	2,031	608
Costs related to relocation of Home Office(4)	—	2	—	1,019
Hong Kong office(5)	13	—	184	—
Legal settlement(6)	—	1,200	—	1,200
Other income related to adjustment of liabilities under tax receivable agreement	—	—	(14)	—
Tax effect of change in tax basis related to the adoption of new accounting standards(7)	—	—	1,161	(311)
Income tax expense(8)	(2,765)	(616)	(4,478)	(815)
Adjusted pro forma net income	$10,017	$7,856	$25,211	$24,477

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	32,916	29,883	31,441	28,820
Adjustments:			—	—
Assumed exchange of LLC Interests for shares of Class A common stock(1)	5,393	8,090	6,674	8,998
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	38,309	37,973	38,115	37,818

Adjusted pro forma earnings per fully exchanged share—diluted	$0.26	$0.21	$0.66	$0.65

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25 2019	September 26 2018	September 25 2019	September 26 2018
Earnings per share of Class A common stock - diluted	$0.31	$0.17	$0.70	$0.56
Assumed exchange of LLC Interests for shares of Class A common stock(1)	(0.02)	0.01	(0.01)	0.03
Non-GAAP adjustments(9)	(0.03)	0.03	(0.03)	0.06
Adjusted pro forma earnings per fully exchanged share—diluted	$0.26	$0.21	$0.66	$0.65

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.

(3)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.

(4)	Costs incurred in connection with the Company's relocation to a new Home Office.

(5)	Represents costs associated with establishing the Company's first international office in Hong Kong.

(6)	Expense incurred to establish an accrual related to the settlement of a legal matter.

(7)
Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the thirteen and thirty-nine weeks ended September 25, 2019 and the revenue recognition standard for the thirteen and thirty-nine weeks ended September 26, 2018.

(8)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of (3.9)% and 11.5% for the thirteen and thirty-nine weeks ended September 25, 2019, respectively, and 26.7% and 21.8% for the thirteen and thirty-nine weeks ended September 26, 2018, respectively.

(9)	Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income above for further details.